Global Life Sciences, Inc. Acquires Property in Berlin, Germany


Irvine, CA, January 14, 2004:  Global Life Sciences, Inc. (OTC-
BB: GBLS) and (WKN-790819.BE) is pleased to announce that it has acquired a property in Berlin, Germany, which management anticipates may become its first life sciences out-patient clinic, subject to local regulatory approval, permits and licenses. Terms of the transaction have not been disclosed.

"The establishment of a life sciences clinic is an integral part of our business strategy to develop and manage an integrated life sciences enterprise," stated Prof. Dr. Dr. Reimann, the Company's Chairman and CEO. "Based on our clinic operating experience, we anticipate that the facility, when operating at capacity, could generate gross revenues of up to $30.0 million annually and could generate gross earnings of up to 30% of revenues annually." Clinic operations could commence as early as April 1, 2004.

Prof. Dr. Dr. Reimann added, "The operation of a clinic could tremendously compliment our existing business and adds new services and revenue streams to our existing medical laboratory and research facility. This combination may allow the Company to enter the next phase of its business development and corporate growth cycle as a global life sciences solutions provider." The company currently expects to acquire and operate a similar facility in Zurich, Switzerland by 2005.

About Global Life Sciences, Inc.:

Global Life Sciences, Inc., owns and operates a medical laboratory specializing in the research, analysis, and in vitro diagnosis of live biopsy tissue samples for allergic, immunological, and environmentally related disorders. In order to improve the quality of test results, Prof. Reimann, the company's Chairman, Chief Executive Officer, and President, developed and patented a unique device known as a "Tabox", which enables the precise analysis of the effects of allergens and toxins on the human body in an in vitro environment.

Currently, the company operates a total of 28 inter-clinic Tabox systems as proprietary devices, which are available to practitioners, clinics and other medical customers on a fee-for-service basis. The company anticipates the production and use of up to 100 Tabox systems by its medical customers by the end of the third quarter 2004.

"We are experiencing considerable organic growth in our existing medical lab facility in Schwerin, Germany", added Prof. Dr. Dr. Reimann. "During the current fiscal period, we anticipate gross revenues of approximately $3.0 million with gross earnings of 10% of revenues.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Too Gourmet, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.






Investor Contact:
Global Life Sciences, Inc.
Attention:  c/o  R. Katz
Phone:  949-223-7103

Business Contact:
Global Life Sciences, Inc.
Attention:  Prof. Dr. Reimann
Fax:  +49-40-360-338-7380